Registration No. 33-
===========================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             --------------------

                                   Form S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                               ----------------
                  SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
              (Exact name of registrant as specified in charter)

                 INDIANA                          35-0672570
             (State or other                   (I.R.S. employer
             jurisdiction of                identification number)
            incorporation or
              organization)

                            ---------------------

                            20 N.W. Fourth Street
                        Evansville, Indiana 47741-0001
                                (812) 465-5300
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         A.E. GOEBEL, Senior Vice President, Chief Financial Officer,
                           Secretary and Treasurer
                  Southern Indiana Gas and Electric Company
                            20 N.W. Fourth Street
                        Evansville, Indiana 47741-0001
                                (812) 465-5300
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

 The Commission is requested to mail signed copies of all orders, notices and communications to:

                         JOHN H. BYINGTON, JR., ESQ.
                     Winthrop, Stimson, Putnam & Roberts
                            One Battery Park Plaza
                        New York, New York  10004-1490
                                (212) 858-1000

                          -------------------------

     Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                       CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------
      Title of each class                              Proposed maximum
      of securities to be            Amount             aggregate price
           registered           to be registered         per unit<F1>
- -----------------------------------------------------------------------------
      Common Stock<F2>....        49,399 shares               $27
- -----------------------------------------------------------------------------


- -----------------------------------------------------------------------------
        Proposed maximum
           aggregate                Amount of
      offering price<F1>        registration fee
- -----------------------------------------------------------------------------
          $1,333,773                  $460
- -----------------------------------------------------------------------------

[FN]
<F1>  Estimated solely for purposes of calculating registration fee in accordance with Rule 457 under the Securities Act of 1933 based on the average of the high and low sale prices reported on the New York Stock Exchange on September 14, 1994.
<F2>  Includes associated preferred stock purchase rights.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===========================================================================

Information contained herein is subject to completion or amendment. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to delivery of a final Prospectus.

               SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 1994


PROSPECTUS
- ----------



                                49,399 Shares

                  Southern Indiana Gas and Electric Company

                                 Common Stock
                             (Without Par Value)

                              -----------------

          This Prospectus relates to 49,399 shares (the "Shares") of Common Stock, without par value, of Southern Indiana Gas and Electric Company (the "Company"). The Shares may be offered by certain shareholders of the Company (the "Selling Shareholders") from time to time in transactions for their own account, which may be through the facilities of the New York Stock Exchange (the "NYSE"), at market prices prevailing at the time of sale. The Selling Shareholders may effect any such transactions through broker-dealers, and such broker-dealers will receive compensation in the form of customary commissions. The Selling Shareholders obtained the Shares in connection with the acquisition by the Company of all of the outstanding common stock of Lincoln Natural Gas Company ("Lincoln"), an Indiana public utility corporation. See "Selling Shareholders" and "Sale of Shares".

          All expenses of registration incurred in connection with this offering are being borne by the Company. The Company will, however, not be entitled to any of the proceeds from the Sale of the Shares by the Selling Shareholders. See "Use of Proceeds".

          The Company's Common Stock is traded on the NYSE under the symbol SIG. The last sale price for the Common Stock of the Company as reported on the NYSE on September 14, 1994 was $26-7/8 per share.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.



              The date of the Prospectus is September 16, 1994.

                            AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission.

          Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is listed on the NYSE, 20 Broad Street, New York, New York 10005 and reports, proxy statements and other information concerning the Company may be inspected at the office of such exchange.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, which have heretofore been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1993 (including portions of the Company's 1993 Annual Report to Shareholders stated therein to be incorporated therein by reference).

          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

          (3) The description of the Company's preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A, dated October 27, 1986.

          All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this Prospectus shall be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"; provided, however, in each year during which an offering is made by this Prospectus, all documents filed by the Company pursuant to Section 13, 14 or 15 of the Exchange Act prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-
K).

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Arthur Andersen LLP, independent accountants.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Office of the Secretary, Southern Indiana Gas and Electric Company, 20 N.W. Fourth Street, Evansville, Indiana 47741-0001, telephone number: (812) 465-5300. The information relating to the Company contained in this document does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.


                                 THE COMPANY

          The Company is an operating public utility, incorporated June 10, 1912 under the laws of the State of Indiana. The principal executive offices of the Company are located at 20 N.W. Fourth Street, Evansville, Indiana 47741-0001. Its telephone number, including area code, is 812-465-5300.

          The Company is engaged in the generation, transmission, distribution and sale of electricity and the purchase of natural gas and its transportation, distribution and sale in a service area covering ten counties in southwestern Indiana.


                               USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. Each Selling Shareholder is entitled to use the proceeds he or she receives from the sale of the Shares as he or she sees fit. It is expected that the Selling Shareholders will use such proceeds for a variety of different purposes.

                             SELLING SHAREHOLDERS

          The following table shows (i) the names of the Selling Shareholders, (ii) the number of Shares owned beneficially or of record by each of them as of the Effective Time (as defined below), (iii) the number of Shares currently being offered by each of them, and (iv) the number of Shares to be owned by each of them after completion of the offering, assuming all the Shares being offered are sold.

                                Number of                     Number of
                               Shares Owned    Number of    Shares Owned
                                 Prior to       Shares          After
 Selling Shareholder           the Offering  Being Offered  the Offering
 -------------------           ------------  -------------  ------------
 Theresa L. Martin Trust . .    10,913          10,913           0
 James Orville Martin Trust     11,800          11,800           0
 Robert Arnold and Susan L.
 Arnold,                         6,139           6,139           0
  Tenants in Common  . . . .

 Mildred Samuels or James O.
 Martin, Joint                   3,148           3,148           0
  Tenants  . . . . . . . . .
 Phyllis P. Blakeslee  . . .     2,361           2,361           0
 Josephine B. Bigger . . . .     2,266           2,266           0

 Joe W. & Jean Parsley, Joint    2,098           2,098           0
 Tenants . . . . . . . . . .
 Joan E. Martin  . . . . . .     2,098           2,098           0
 Theresa Ellen & Michael F.
 Sarver, Joint                   2,098           2,098           0
  Tenants  . . . . . . . . .

 Lawrence J. & Karen Marie
 Martin, Joint                   2,098           2,098           0
  Tenants  . . . . . . . . .
 Robert W. & Virginia M.
 Richard, Joint                  1,049           1,049           0
  Tenants  . . . . . . . . .
 Robert Wood & Anabel Wood,
 Joint                             524             524           0
  Tenants  . . . . . . . . .
 Margaret W. Mason Trust . .       524             524           0

 Theresa H. Wiener . . . . .       524             524           0
 James L. Wright & Carol L.
 Wright, Joint                     524             524           0
  Tenants  . . . . . . . . .
 Elizabeth A. Saberson and
 Lynn Judith                       262             262           0
  McCann, Joint Tenants  . .

 Donald E. & Donna L.
 Kirkland, Joint                   262             262           0
  Tenants  . . . . . . . . .
 Harry Harter & Mary Harter,       262             262           0
 Joint Tenants . . . . . . .
 Julia Zimmerman . . . . . .       157             157           0

 Christa Lou Boultinghouse,
 Trustee under                     131             131           0
  Agreement dated July 11,
 1994 of Christa
  Lou Boultinghouse Revocable
 Living
  Trust <f*> . . . . . . . .
 Michael O. Monar & Patricia
 L. Monar,                         104             104           0
  Joint Tenants  . . . . . .
 William T. Clark  . . . . .        52              52           0

 Sidney R. Lindsey . . . . .         5               5           0

- ------------------------
[FN]
<f*> Transferee of shares owned as of the Effective Time by James and Christa
     Boultinghouse, Trustees of the Boultinghouse Family Trust. For purposes of this Prospectus, no distinction has been made between the transferee Trust and the transferor Trust.

          The Shares offered by the Selling Shareholders were received by them in exchange for the stock of Lincoln held by them. On June 30, 1994 (the "Closing Date"), the date of filing of the Articles of Merger/Share Exchange (the "Articles of Merger") with the Indiana Secretary of State pursuant to the laws of the State of Indiana, Spencer Energy Corp. ("Spencer"), an Indiana corporation and wholly-owned subsidiary of the Company, merged with and into Lincoln (hereinafter, the "Merger"), with Lincoln surviving as a wholly-owned subsidiary of the Company pursuant to an Agreement and Plan of Merger, dated as of December 23, 1993 (the "Merger Agreement), between the Company, Spencer and Lincoln.

          Lincoln, organized in 1955, owns and operates a gas distribution system in the City of Rockport, Spencer County, Indiana, and surrounding territory. Lincoln serves approximately 1,350 customers in Spencer County in southwestern Indiana and owns, operates, maintains and manages plant, property, equipment and facilities used and useful for the transmission, transportation, distribution and sale of natural gas to the public.
Lincoln's gas rates and charges, terms of service, accounting matters, issuance of securities and other operational matters are subject to regulation by Indiana Utility Regulatory Commission ("IURC").

          Lincoln purchases natural gas from American Natural Resources Pipeline Company, a natural gas company, which transports such gas through Indiana by means of an interstate pipeline facility, and from Robinson Engineering, a natural gas company which provides local production gas to Lincoln at its purchase station and spot market gas from various sources. Lincoln's gas service territory is adjacent to SIGECO's gas service territory. Lincoln's principal executive offices are located at 317 Main Street, Rockport, Indiana 47635, however, the Company may consolidate such office with its own office in Rockport.

          Spencer was a wholly-owned subsidiary of the Company incorporated for the sole purpose of effecting the Company's acquisition of Lincoln and consummating the Merger and prior thereto was not engaged in any business.

          The Merger Agreement was submitted to a vote of and approved by the 23 shareholders of Lincoln, now the Selling Shareholders, at a meeting held on June 3, 1994. The Shares offered by the Selling Shareholders were received by them in exchange for shares of Common Stock, par value $10 per share, of Lincoln ("Lincoln Common Stock"). Prior to the Merger, Lincoln was not a public company. None of the Selling Shareholders has had any position, office, or other material relationship with the Company, its predecessors or affiliates within the past three years.

          At the time of filing of the Articles of Merger on the Closing Date (the "Effective Time"), each share of Lincoln Common Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 5.24708 fully paid and nonassessable shares of the Company's Common Stock. As of the Effective Time, therefore, all shares of Lincoln Common Stock were owned by the Company and Lincoln survived the Merger as a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, former Lincoln shareholders received cash in lieu of any fractional shares of Common Stock of the Company to which they would have otherwise been entitled on the basis of $27.625 per share.


                                SALE OF SHARES

          The Shares may be offered for sale by each Selling Shareholder in his or her discretion, on a delayed or continuous basis, from time to time in transactions for their own account, including transactions on the New York Stock Exchange (or any exchange on which the Shares may then be listed), at market prices prevailing at the time of sale. Such transactions may be effected by selling Shares through broker-dealers who would receive customary commissions. Each Selling Shareholder also may pledge Shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. Each Selling Shareholder and any broker-dealer that participates in the offering of the Shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act") and a portion of the proceeds of sales and commissions therefor may be deemed underwriting compensation for purposes of the Securities Act. The Company will not receive any part of the proceeds from the sale of the Shares by any Selling Shareholder.

                MARKET PRICES OF AND DIVIDENDS ON COMMON STOCK

          The Company's Common Stock is listed on the NYSE under the symbol "SIG". The following table sets forth the high and low closing prices per share of the Company's Common Stock for the periods indicated, as reported by the NYSE. The table also shows dividends paid per share on the Company's Common Stock for the periods indicated.

                                            Closing Prices      Dividends
                                            --------------      ---------
                                            High       Low         Paid
                                            ----       ---         ----

          1992: First Quarter  . . . . .  $33.84    $30.47        $0.39
                Second Quarter . . . . .   32-1/8    30-3/8        0.39
                Third Quarter  . . . . .   32-3/4    31-1/8        0.39
                Fourth Quarter . . . . .   34-1/8    31-3/4        0.39

          1993: First Quarter  . . . . .   34-3/4   $32-3/4       $0.4025
                Second Quarter . . . . .   34-7/8    32-3/8        0.4025
                Third Quarter  . . . . .   34-3/8        33        0.4025
                Fourth Quarter . . . . .   35-1/2    31-7/8        0.4025

          1994: First Quarter  . . . . .   33-7/8        28        0.4125
                Second Quarter . . . . .   30-1/8    26-1/2        0.4125
                Third Quarter (through
                 September 14, 1994) . .   28-1/2    26-7/8        Declared
                                                                   --------
                                                                   0.4125

                         On September 14, 1994, the last sale price for the
Company's Common Stock, as reported by the NYSE, was $26-7/8 per share. As of June 30, 1994, there were 9,471 holders of record of the Company's Common Stock.
                         The Company has paid cash dividends since 1949.  The
indicated annual dividend rate is currently $1.65 per share. The amount of future dividends will depend upon the Company's earnings, financial condition, capital requirements and other factors.


                         DESCRIPTION OF COMMON STOCK

                         Certain provisions of the Company's Amended Articles
of Incorporation are summarized or referred to below. The summaries are merely an outline, do not purport to be complete, do not relate to or give effect to the provisions of statutory or common law, and are subject to and qualified in their entirety by express reference to such Amended Articles of Incorporation.


GENERAL

          The Company is authorized by its Amended Articles of Incorporation to issue: (i) 50,000,000 shares of Common Stock, without par value, of which 15,754,826 shares were issued and outstanding as of June 30, 1994 (including 49,399 shares issued in connection with the Lincoln transaction); (ii) 800,000 shares of Preferred Stock having a par value of $100 per share ("Preferred Stock"), of which 185,895 shares were issued and outstanding in three series as of June 30, 1994; (iii) 5,000,000 shares of Preferred Stock, No Par Value ("No Par Preferred Stock"), no shares of which are presently issued and outstanding; and (iv) 5,000,000 shares of Special Preferred Stock ("Special Preferred Stock"), of which 10,150 shares were issued and outstanding in one series as of June 30, 1994 ("Special Preferred Stock").

DIVIDENDS

          The holders of the Company's Common Stock are entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available therefor after full cumulative dividends upon the Company's outstanding Preferred Stock, No Par Preferred Stock and shares of Special Preferred Stock, if any, ranking prior to the Common Stock shall have been paid or a sum sufficient therefore shall have been set apart for such payment. The rights and preferences of each series of Special Preferred Stock must be established by the Board of Directors in the resolutions providing for the issuance thereof. The shares of Special Preferred Stock currently outstanding are entitled to the same rights and preferences (other than voting rights) as the No Par Preferred Stock.

          The Amended Articles of Incorporation in effect restricts the payment of cash dividends on the Company's Common Stock to accumulated surplus available for distribution to the Common Stock earned subsequent to December 31, 1943, and requires that, immediately after such dividends, there shall remain to the credit of earned surplus an amount at least equal to two times the annual dividend requirements on all then outstanding Preferred Stock and No Par Preferred Stock. The amount restricted against cash dividends on Common Stock at June 30, 1994 under this restriction was $2,209,642, leaving $211,406,431 unrestricted for the payment of dividends. In addition, the Amended Articles of Incorporation provides that surplus otherwise available for the payment of dividends on Common Stock shall be restricted to the extent that surplus is included in a calculation required to permit the Company to issue, sell or dispose of preferred stock or other stock senior to Common Stock.

          An order of the Commission dated October 12, 1944 under the Public Utility Holding Company Act of 1935, as amended (the "PUHCA"), in effect restricts the payment of cash dividends on Common Stock to 75% of net income available for distribution to the Common Stock, earned subsequent to December 31, 1943, if the percentage of Common Stock equity to total capitalization and surplus, as defined, is less than 25%. At June 30, 1994, the ratio of Common Stock equity to total capitalization and surplus amounted to approximately 48.09%.

          Payment of dividends on the Company's Common Stock is also restricted by certain provisions of the Company's Mortgage and Deed of Trust, dated as of April 1, 1932, with Bankers Trust Company, New York, N.Y., as trustee, as supplemented by indentures supplemental thereto (together with such supplemental indentures, the "Mortgage"), under which the Company's first mortgage bonds are outstanding. The Mortgage in effect restricts the payment of cash dividends on the Company's Common Stock to the accumulated surplus available for distribution to the Company's Common Stock earned subsequent to December 31, 1947, subject to reduction if amounts deducted from earnings for current repairs and maintenance and provision for renewals, replacements and depreciation of all the property of the Company are less than amounts specified in the Mortgage. No amount was restricted against cash dividends on the Company Common Stock at June 30, 1994 under this provision.

VOTING RIGHTS

          At all shareholders' meetings, holders of Preferred Stock and Common Stock are entitled, on all questions, to one vote per share of such stock, regardless of class or series. The voting rights, if any, of any share of Special Preferred Stock must be established by the Board of Directors in the resolutions providing for the issuance thereof. The shares of Special Preferred Stock currently outstanding are not entitled to vote unless otherwise required by Indiana law. The holders of shares of No Par Preferred Stock are entitled, on all questions, to a fractional vote per share of such stock equivalent to the ratio of the involuntary liquidation value of such share to the par value of the Preferred Stock ($100), regardless of series. The holders of the Company's voting stock are not entitled to cumulate their votes in electing directors.

          If at any time the Company shall fail to pay four full quarterly dividends on outstanding Preferred Stock or No Par Preferred Stock, the holders of Preferred Stock and No Par Preferred Stock shall have the right to elect, voting separately as one class, the smallest number of Directors which will constitute a majority of the Board of Directors (in such vote each Preferred Stock holder shall be entitled to one vote per share and each holder of No Par Preferred Stock shall be entitled to a fractional vote per share equal to the ratio of the involuntary liquidation value of such share to the par value per share of the Preferred Stock ($100)). Such voting rights with respect to the election of Directors shall continue until all arrears and dividends shall have been paid in full. In addition, holders of Preferred Stock and No Par Preferred Stock are entitled to vote as one class with respect to proposals to amend the Amended Articles of Incorporation of the Company which would either: (i) create a class of shares preferred as to dividends or assets to such Preferred Stock and No Par Preferred Stock or
(ii) change the rights and preferences of such Preferred Stock and No Par Preferred Stock.


LIQUIDATION, DISSOLUTION OR WINDING UP

          In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock of the Company are entitled to receive pro rata all assets of the Company, if any, remaining after payment of all debt and payment of the full preferential amounts fixed for the Preferred Stock, the No Par Preferred Stock and, as the case may be, the Special Preferred Stock.


RIGHTS AGREEMENT

          Pursuant to a Rights Agreement dated as of October 1, 1986 between the Company and Continental Stock Transfer & Trust Company ("Continental"), as Rights Agent, each outstanding share of Common Stock of the Company, including the Shares, evidences a right (a "Right") which entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of a new series of No Par Preferred Stock of the Company designated as Series 1986 Preferred Stock, at a specified price ("Purchase Price"). The Rights will not be exercisable until a third party acquires beneficial ownership of 20% of Common Stock or makes a tender offer for at least 30% of the Common Stock of the Company. The Rights expire October 15, 1996. If not exercisable, the Rights in whole may be redeemed by the Company at a price of $.01 per right at any time prior to their expiration. If the Rights are exercisable and the Company is involved in a merger or other business combination transaction, each Right entitles the holder to receive, upon exercise thereof at the Purchase Price, common stock of the acquiring company (or of the Company if it is the surviving company), or in certain circumstances cash and/or property, having a value of two times such Purchase Price. A more complete description of the Rights is set forth in the Company's Registration Statement on Form 8-A, and the exhibits thereto, which description has been incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

MISCELLANEOUS

          Holders of Common Stock have no preemptive or similar rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the Common Stock of the Company.

          The Common Stock currently outstanding is, including the Shares, fully paid and non-assessable.

          The Company's Common Stock is listed on the NYSE. The National City Bank of Evansville and Continental act as Registrars and the Company and Continental act as Transfer Agents for the Common Stock.


                          LEGAL OPINIONS AND EXPERTS

          The validity of the Shares will be passed upon for the Company by Bamberger, Foreman, Oswald & Hahn, Evansville, Indiana.

          The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent accountants, as indicated in their reports with respect thereto, and are included herein upon the authority of said firm as experts in auditing and accounting in giving said reports.

- ----------------------------------------------------------------------------

     No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

- ----------------------------------------------------------------------------

                              TABLE OF CONTENTS

                                                              Page
                                                              ____

Available Information   . . . . . . . . . . . . . . . . . . .    2
Incorporation of Certain Documents
  by Reference  . . . . . . . . . . . . . . . . . . . . . . .    2
The Company   . . . . . . . . . . . . . . . . . . . . . . . .    3
Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . .    3
Selling Shareholders  . . . . . . . . . . . . . . . . . . . .    4
Sale of Shares  . . . . . . . . . . . . . . . . . . . . . . .    7
Market Prices Of and Dividends On
  Common Stock  . . . . . . . . . . . . . . . . . . . . . . .    7
Description of Common Stock   . . . . . . . . . . . . . . . .    8
Legal Opinions and Experts  . . . . . . . . . . . . . . . . .   10


- ----------------------------------------------------------------------------



                                49,399 Shares


                          Southern Indiana Gas and
                               Electric Company



                                 Common Stock
                             (Without Par Value)



                             -------------------
                             P R O S P E C T U S
                             -------------------



                              September 16, 1994


- ----------------------------------------------------------------------------

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------
 Registration fee  . . . . . . . . . . . . .            $    460

 Costs of printing   . . . . . . . . . . . .               1,500

 Legal and Blue Sky fees and expenses  . . .              25,000
 Accounting fees . . . . . . . . . . . . . .               2,500

 Miscellaneous . . . . . . . . . . . . . . .               5,540
                                                           -----
                                                         $35,000
                                                          ======

 All of the above amounts, other than the filing fees, are estimates.



Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

          The following resolution will be adopted by the Board of Directors of the Company on September 21, 1994:

          RESOLVED: that with respect to the preparation and filing of a Registration Statement and Prospectus with the Securities and Exchange Commission in connection with the proposed offering of the 49,399 shares of common stock of this Company issued in connection with this Company's acquisition of Lincoln Natural Gas Company, Inc. to that company's shareholders, this Company shall indemnify and save harmless each and every officer and employee of the Company executing and preparing the Registration Statement and Prospectus in its original or amended or supplemented form, and every director of the Company who was a director thereof at the time of the filing of the Registration Statement and Prospectus in their original or amended or supplemented form, against any and all expense reasonably incurred by them or any of them in connection with any action, suit or proceeding arising out of the preparation, filing or use of the said Registration Statement or Prospectus relating to such offering whether brought under the Securities Act of 1933, as amended, or under any other applicable law, where such action, suit or proceeding is finally adjudicated in favor of such director, officer or employee and the time to appeal has expired.

          Similar indemnity resolutions have been adopted which are applicable to other issues of securities of the Company presently outstanding, and similar general indemnity provisions are contained in The Indiana General Corporation Act and in the Company's By-Laws.

          The Company has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. Officers and directors of the Company are covered under this policy for certain other liabilities and expenses.


Item 16.  Exhibits.
          --------

4(a)<f*> Amended Articles of Incorporation of the Company, as amended March 26, 1985. (Physically filed and designated in Form 10-K for the fiscal year 1985, File No. 1-3553, as Exhibit 3-A.) Articles of Amendment of the Amended Articles of Incorporation of the Company, dated March 24, 1987. (Physically filed and designated in Form 10-K for the fiscal year 1987, File No. 1-3553, as Exhibit 3-A.) Articles of Amendment of the Amended Articles of Incorporation of the Company, dated November 27, 1992. (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553, as Exhibit 3-A.)


4(b)<f*> Rights Agreement dated as of October 1, 1986 between the Company and the Rights Agent named therein (filed as Exhibit 1.2 in Registration Statement on Form 8-A, dated October 27, 1986, File No. 1-3553).

5         Opinion of Messrs. Bamberger, Foreman, Oswald and Hahn.

23(a)     Consent of Arthur Andersen LLP

23(b) Consent of Messrs. Bamberger, Foreman, Oswald and Hahn is contained in their opinion filed as Exhibit 5.

- -------------------
[FN]
<f*>      Incorporated herein by reference as indicated.



Item 17.  Undertakings.
          ------------

     The undersigned registrant and plan hereby undertake:

     (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successfully defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Evansville, State of Indiana on the 16th day of September, 1994

                    SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

                    By:  /s/ Ronald G. Reherman
                         -----------------------------
                         Ronald G. Reherman
                         Chairman, President and Chief
                         Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 Signature                       Title               Date
 ---------                       -----               ----


 /s/ Ronald G. Reherman
 -----------------------
 Ronald G. Reherman        Chairman of the      September 16,
                           Board, President,         1994
                           Chief Executive
                           Officer and
                           Director

 /s/ Andrew E. Goebel
 -----------------------   Senior Vice          September 16,
 Andrew E. Goebel          President, Chief          1994
                           Financial
                           Officer,
                           Secretary and
                           Treasurer



 /s/ Melvin H. Dodson      )
 -----------------------   )
 Melvin H. Dodson          )
                           )
                           )
 /s/ Walter R. Emge        )
 -----------------------   )
 Walter R. Emge            )
                           )
                           )
 /s/ Jerry A. Lamb         )
 -----------------------   )
 Jerry A. Lamb             )
                           )
                           )
 /s/ Robert L. Koch II     )
 -----------------------   )
 Robert L. Koch II         )
                           )   Directors        September 16,
                           )                         1994
 /s/ Donald A. Rausch      )
 -----------------------   )
 Donald A. Rausch          )
                           )
                           )
 /s/ John H. Schroeder     )
 -----------------------   )
 John H. Schroeder         )
                           )
                           )
 /s/ Richard W. Shymanski  )
 ------------------------  )
 Richard W. Shymanski      )
                           )
                           )
 /s/ Donald E. Smith       )
 -----------------------   )
 Donald E. Smith           )
                           )
                           )
 /s/ James S. Vinson       )
 -----------------------   )
 James S. Vinson           )
                           )
                           )
 /s/ Norman P. Wagner      )
 -----------------------   )
 Norman P. Wagner          )

                                EXHIBIT INDEX


4(a)<f*> Amended Articles of Incorporation of the Company, as amended March 26, 1985. (Physically filed and designated in Form 10-K for the fiscal year 1985, File No. 1-3553, as Exhibit 3-A.) Articles of Amendment of the Amended Articles of Incorporation of the Company, dated March 24, 1987. (Physically filed and designated in Form 10-K for the fiscal year 1987, File No. 1-3553, as Exhibit 3-A.) Articles of Amendment of the Amended Articles of Incorporation of the Company, dated November 27, 1992. (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553, as Exhibit 3-A.)


4(b)<f*> Rights Agreement dated as of October 1, 1986 between the Company and the Rights Agent named therein (filed as Exhibit 1.2 in Registration Statement on Form 8-A, dated October 27, 1986, File No. 1-3553).

5         Opinion of Messrs. Bamberger, Foreman, Oswald and Hahn.

23(a)     Consent of Arthur Andersen LLP

23(b) Consent of Messrs. Bamberger, Foreman, Oswald and Hahn is contained in their opinion filed as Exhibit 5.

- --------------------------
[FN]
<f*>      Incorporated herein by reference as indicated.